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                                                                    EXHIBIT 21.1

                     LIST OF SUBSIDIARIES OF THE REGISTRANT

1. PC-TEL Japan, K.K.

2. BlueCom Technology Corp.

3. PCTEL Europe SARL

4. PCTEL Maryland, Inc.

5. PCTEL Antenna Products Group, Inc.

6. IP Wireless, Inc.

7. IP Wireless Ltd.

8. PCTEL Ltd.

9. Maxrad (Tianjin) Electronics Co., Ltd